EXHIBIT "3.3"
Golden Hemlock Explorations, Ltd.
"AUDITED FINANCIAL STATEMENT"
February 28, 1999








                       GOLDEN HEMLOCK EXPLORATIONS LTD.

                       Consolidated Financial Statements

                       February 28, 1999 and 1998





                       Index:
                       -----

                       Auditors' Report Consolidated Balance Sheet

                       Consolidated Statement of Operations and Deficit

                       Consolidated Statement of Changes in Financial Position

                       Notes to Consolidated Financial Statements

                       Consolidated Schedule of Deferred Exploration and

                         Development Expenditures

           ELLIS FOSTER

           CHARTERED ACCOUNTANTS
           1650 West 1st Avenue
           Vancouver, B.C., Canada V6J 1G1
           Telephone: (604) 734-1112 Facsimile: (604) 734-1502
           E-Mail: generaldelivery@ellisfoster.bc.ca



           Auditors' REPORT

           To the Shareholders of

           GOLDEN HEMLOCK EXPLORATIONS LTD.


           We have audited the  consolidated  balance  sheets of Golden  Hemlock
           Explorations Ltd. as at February 28. 1999 and 1998 and the consolidated statements of operations and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

           In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at February 28, 1999 and 1998 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

           Vancouver, Canada
           July 6, 1999
           Chartered Accountants

         GOLDEN HEMLOCK EXPLORATIONS LTD.

         Consolidated Balance Sheet
         February 28, 1999 and 1998

      --------------------------------------------------------------------------
                                                       1999        1998
      --------------------------------------------------------------------------
         ASSETS

         Current

         Cash                                         $   1,255    $  10,205
          Accounts receivable                            46,464      401,190
          Prepaid expenses and deposits                  13,030       18,311
      --------------------------------------------------------------------------
                                                         60,749      429,706
      Mineral interests (note 2)                      4,928,785    5,024,548
         Capital assets (note 3)                        399,420      542,449
      --------------------------------------------------------------------------
                                                     $5,388,954   $ 5,996,703
      ==========================================================================
         LIABILITIES

         Current

         Accounts payable and accrued liabilities    $  522,735   $ 1,070,229
         Loans payable (note 4)                         280,000       385,000
         Due to related parties                         119,640       508,647
       -------------------------------------------------------------------------
                                                       922,375     1,963,876
          Long-term debt (note 5)                            -       683,250
       -------------------------------------------------------------------------
                                                       922,375     2,647,126
      --------------------------------------------------------------------------
         SHAREHOLDERS EQUITY
         Share capital (note 6)                     11,244,240     10,563,980
         deficit                                    (6,777,661)    (7,214,403)
      --------------------------------------------------------------------------
                                                     4,466,579        349,577
      --------------------------------------------------------------------------
                                                   $ 5,388,954    $ 5,996,703
      ==========================================================================

         Approved by the Directors

                                       Robin T. Forshaw        Dalton Dupasquier

         GOLDEN HEMLOCK EXPLORATIONS LTD.

         Consolidated Schedule of Deferred Exploration and
         Development Expenditures
         Years Ended February 28, 1999 and 1998

--------------------------------------------------------------------------------
                                                           1999           1998
--------------------------------------------------------------------------------
         Amortization                                     60213           4372
         Assays                                              .            8824
         Drilling                                            .           22722
         Equipment rental                                    .            8431
         Freight                                             .            7505
         Fuel costs                                        2179          48480
         Geological fees                                  50000             .
         Maintenance and repairs                           5653          26856
         Project costs                                       .           41931
         Rights and permits                               33056             .
         Salaries                                         41206          62589
         Sundry                                            6357           6304
         Supervision                                       6387          10387
         Supplies                                            .           40370
         Travel                                            3545          33473

         Increase in deferred exploration and
         development expenditures                         11988          60100
         Deferred exploration and development
         expenditures, beginning of year                  48449           3005

         Deferred exploration and development
         expenditures, end of year                         9557          63105
================================================================================




GOLDEN HEMLOCK EXPLORATIONS LTD.

Consolidated Statement of Changes in Financial Position
Years Ended February 28, 1999 and 1998
------------------------------------------------------------------------------------------------------
                                                                       1999                   1998
------------------------------------------------------------------------------------------------------

Cash provided by (used for) operating activities
 Net income (loss) for the year                                     $    436,742          $   (943,382)
 Items not invoMng cash
  Gain on settlement of debt                                            (431,227)                  -
  Gain on disposition of subsidiary interests                           (529,725)                  -
  Loss on disposal of capital asset                                        9,508                30,922
  Amortization                                                            63,931                13,137
  Foreign exchange                                                        44,466                70,070
  Decline in fair market value of marketable securities                     -                   12,250
------------------------------------------------------------------------------------------------------
                                                                       (406,305)              (817,003)
Net change in non-cash working capital items                            387,773                759,251
------------------------------------------------------------------------------------------------------
                                                                        (18,532)              (57,752)
------------------------------------------------------------------------------------------------------
Cash provided by (used for) investing activities
  Acquisition of mineral interests                                       (92,842)            (709,703)
  Deferred exploration and development expenditures                      (208,596)         (2,288,324)
  Net assets realized on disposition of subsidiary interests             209,586                 -
  Acquisition of capital assets                                             -                (515.982)
  Proceeds from disposal of capital assets                                59,214               57,622
------------------------------------------------------------------------------------------------------
                                                                         (32,638)          (3,456,387)
------------------------------------------------------------------------------------------------------
Cash provided by (used for) financing activities
  Issuance of share capital for cash                                     105,000            2,453,906
  Share issue costs                                                         -                 (59,737)
  Proceeds from convertible loans                                           -                 355,000
  Repayment of convertible loans                                        (105,000)                -
  Advances from related parties, net                                      42,220                 -
  Repayment of loan payable                                                 -                (230,597)
------------------------------------------------------------------------------------------------------
                                                                          42,220            2,548,572
------------------------------------------------------------------------------------------------------
Decrease in cash positIon                                                 (8,950)            (965,567)
Cash position, beginning of year                                          10,205              975,772
------------------------------------------------------------------------------------------------------
Cash position, end of year                                          $      1,255          $    10,205
======================================================================================================



    GOLDEN HEMLOCK EXPLORATIONS LTD.

    Notes to Consolidated Financial Statements
    February 28, 1999 and 1998
--------------------------------------------------------------------------------
           Significant Accounting Policies

           (a)    Basis of Consolidation

                  These consolidated  financial  statements include the accounts of the  Company  and its 75%  (1998 - 70%)  owned  subsidiary,
                  Miners  Finisterre  S.A.  de  C.V.  (Finisterre),   a  Mexican
                  incorporated company.

           (b)    Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

           (C)    Capital Assets

                  Capital assets are recorded at historical cost. Amortization is charged to earnings in amounts sufficient to allocate the costs over their estimated useful lives using the following annual rates and methods prorated from initial utilization:

                     Office equipment and furniture        10% per annum, straight-line basis
                     Mining machinery and equipment        10% per annum, straight-line basis
                     Automotive equipment                  25% per annum, straight-line basis
                     Computer equipment                    25% per annum, straight-line basis


           (d)    Mineral Interests

                  The Company is in the development stage and defers all expenditures related to its mineral interests until such time as the properties are put into commercial production, sold or abandoned. Under this method, all direct costs related to the exploration for and development of the mineral interests are capitalized and do not necessarily reflect current or future values. If the property is put into commercial production, the expenditures will be depleted based upon the proven reserves available. If the property is sold or abandoned, the expenditures will be written off. The Company does not accrue the estimated future costs of maintaining in good standing its mineral interests. Management has determined each property to be a cost centre.

                  Ownership in mineral interests involves certain inherent risks due to the difficulties in determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated ownership of its mineral properties and, to the best of its knowledge, ownership of its interests is in good standing.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------
        Significant Accounting Policies (continued)

        (e)    Property Option Agreements

               From time to time, the Company may acquire or dispose of properties pursuant to the terms of option agreements. Due to the fact that options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded as mineral interests costs or recoveries when the payments are made or received.

        (f)    Foreign Currency translation

               Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates in effect at the balance sheet date for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items. Revenues and expenses are translated at average exchange rates prevailing during the period except for amortization which is translated at historical exchange rates.

               Gains and losses on translation are included as income for the period except for those arising on the translation of long-term monetary items of Canadian and integrated foreign operations which are deferred arid amortized over the lives of those items.

2.      Mineral Interests

        The Company's mineral interest is as follows:

                                    Net        Deferred
                            Acquisition     Exploration       Total        Total
                                  Costs    Expenditures        1999         1998
     ---------------------------------------------------------------------------
       San Jose de Gracia    $2,035,644      $2,893,141  $4,928,785   $5,024,548
     ===========================================================================

        The San Jose de Gracia project, located in the State of Sinaloa, Mexico, consists of four (4) contiguous groups of mining properties, as follows:

        (a)    San Jose de Gracia I

               Pursuant to an agreement dated May 15, 1995, and subject to a 50% net smelter return royalty, the Company acquired the rights to explore and mine on a number of mineral claims (La Nueva Experanza, Guadalupe, San Nicolas, Mine Gaflcle, La Union, Ampliacion de Santa Rosa, Santo Tomes. Ampliacion de Santo Tomas, Nuevo Rosario, and La Libertad) for a period of two years.

               The Company has the option to purchase the properties, mining equipment and improvements on the properties at the end of the two years by making cash payments totalling US$690,000. The Company has made cash payments totalling US$690,000 to the properties' owners, extinguishing the royalty interest.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------
2.     Mineral Interests (continued)

       (b)    San Jose de Grads II

              Pursuant to an agreement dated May 14, 1994 and subject to a 10% net smelter returns royalty, the Company acquired the rights to explore and mine on several mineral claims (El Real, Tres Amigos, Tres Amigos II, and San Sebastian) located in the state of Sinaloa Mexico for a period of twenty seven months.

              Consideration included twenty-four monthly payments of US$8,333 for a total of US$200,000 and the assumption of a term loan of US$450,000. After the end of the twenty seven months and receipt of all payments, the vendors will transfer the titles of the mineral claims to the Company. As at February 28, 1999, the Company had made cash payments totalling $200,000 to the vendors and paid the term loan of US$450,000 of the properties' owner, extinguishing the royalty interest.

       (c)    Santa Rosa

              Pursuant to three agreements dated May 15, 1996 and subject to a 50% net smelter returns royalty, the Company acquired the right to explore and mine the Santa Rosa mineral claims located in the state of Sinaloa, Mexico for a period of two years.

              The Company has the option to purchase 68.8% of the property by making cash payments totalling US$172,000.

              As at February 28, 1999, the Company has made cash payments totalling approximately US$138,000.

       (d)    Finisterre

              Finisterre consists of various mineral claims (San Jose, Finisterre Fraction A, Finisterre Fraccion B, El Real II, El Real Ill Piedra do Lumbre I, Piedra de Lumbre II, Piedra de Lumbre ill, Finisterre II and Finisterre IV) located in the State of Sinaloa, Mexico. Except for filing fees, the Company does not have to pay any additional consideration for these properties.

       The Company holds these properties through its subsidiary, which it acquired pursuant to an option agreement April 23, 1996. This agreement provided the Company an initial 70% interest in Finisterre, and the option to acquire the remaining 30% interest in three stages by making aggregate exploration expenditures over a 36 month period totalling $3,500,000 and by issuing additional treasury shares, subject to regulatory approval, based upon certain periodic calculations of proven and probable reserves, such shares to be issued in an amount determined at the rate of $10 per ounce of proven and probable reserves of gold in the first year and $20 per ounce in the second and subsequent years, the number of shares issuable to be determined by the market price of the Company's shares at the valuation dates. To date no such valuations have been completed and no such shares issued.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------

           2.     Mineral Interests (continued)

                  The San Jose properties are subject to a 3% net smelter return royalty, upon which the Company has the option to purchase a 213 interest for the payment of $US3,000,000; this option expires April 23, 2001.

                  In August 1998, the Company entered into an agreement with West Coast Mines, Inc. of Dallas, Texas (`West Coast"), materially altering the terms and conditions of its option to acquire the remaining 30% of Finisterre and the terms and conditions pertaining to the long-term debt described in Note
                  5. The essential terms of this agreement which apply to the Company's assets and liabilities are summarized as follows:

                  (a) It was agreed that the Company's option to acquire the remaining 30% of Finisterre had been fulfilled. The requirement to issue additional shares based upon reserve calculations remains in effect.

                  (b) West Coast elected to convert the US$500,000 principal balance of the long-term debt described in Note 5 into a retained 24.9% net profits interest, as defined ("the 24.9% NPI"). The Company retains a right of first refusal on the 24.9% NPI.

                  (c) West Coast agreed to waive its right to interest payments aggregating US$1,050,000 and to payments in respect of interest accrued at 6% pursuant to the December 1996 agreement, and to waive the repayment of certain cash advances which had been made by West Coast to the Company during the period March 1, 1998 to July 31, 1998, namely Cdri$50,000 plus US$85,000 (translated as Cdn$121,550).

                  (d) The waivers and conversions described in (ii) and (iii) preceding were ascribed a total value of $1,500,000 calculated as:

                                 Conversion of US$500,000 loan  $  683,250
                                 Waiver of US$ advances            121,550
                                 Waiver of CND$ advances            50,000
                                 Waiver of accrued interest         82,500
                                 -----------------------------------------------
                                 Total measured obligations        937,300
                                 Waiver of future considerations   562,700
                                 -----------------------------------------------
                                                                $1,500,000
                                 ===============================================

                         In consideration of the value ascribed to the waivers of interest entitlements and other amounts. West Coast acquired 25% of the outstanding shares of Finisterre.




GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------
           2.     Mineral Interests (continued)

                  (e)    West Coast committed to contribute $350,000 by December
                         31, 1999 for the first phase of  development at the San
                         Jose  properties.  Upon completion of this phase,  West
                         Coasts equity interest in Finisterre, subject to the 24.9% NPI, would increase to 29.13%.

                  (f) West Coast acquired the option to contribute up to Cdn$650,000 by December 31, 1999 for a second phase of development at the San Jose properties. Upon funding this second phase, West Coast's equity interest in Finisterre, subject to the 24.9% NPI, would increase to 35.7%.

                  (g) West Coast acquired the option to contribute up to Cdn$1,000,000 by December 31, 2000 for a third phase of development at the San Jose properties. Upon funding this third phase, West Coast's equity interest in Finisterre, subject to the 24,9% NPI, would increase to 43.75%.

                 As at February 28, 1999 the Company had received the balance of 30% of Finisterre shares described above and had conveyed 25% of Finisterre shares to West Coast Mines, Inc. (formerly
                 DynaResource, Inc.), leaving the Company with a net interest in Finisterre of 75%.

           3.     Capital Assets

                  Capital assets are comprised as follows:

                                                             1999                      1998
                                             ------------------------------------  ---------
                                                          Accumulated    Net Book  Net Book
                                                   Cost   amortization   value     value
                   -------------------------------------------------------------------------

                   Office equipment, furniture
                   and computer equipment       $ 24,535  $  6,970      $ 17,565    $ 21,438

                   Mining machinery and
                   equipment                     415,604    74,850       340,754     397,877
                   Automotive equipment           66,764    25,663        41,101     123,134
                   -------------------------------------------------------------------------
                                                $506,903  $107,483     $ 399,420    $542,449
                   =========================================================================


           4. Loans Payable

                  The loans were issued with a one-year term, maturing October 23, 1998. Outstanding principal amounts plus accrued interest at 10 per cent before and after maturity were not repaid at the maturity date. Subsequent to February 28, 1999 the lenders agreed to accept payment of these loan balances, plus accrued interest to April 30, 1999 of $46,180, by the issue of 1,306,350 shares of the Company after giving effect to the proposed five for one consolidation of capital referred to in
                  Note 6(d). The lenders were related parties at the time these loans were made but had ceased to be related parties at the time the repayment terms were negotiated.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------
    5.     Long-term Debt

           The Company's long-term debt is comprised as follows:
                                                       1999              1998
     ---------------------------------------------------------------------------
       Loan payable (US$500,000)                    $     -         $ 683,250
     ===========================================================================

           Prior to the agreement of August 1998 described in Note 2, the principal financial terms relating to this loan were pursuant to an amended loan agreement dated December 20, 1996, and required the Company to make interest payments to the lender as follows:

          (a)  70% of the  available  cash  generated  by mining  operations  on
               Finisterres   mining   claims   until  the  lender  had  received
               US$550,000;

          (b) thereafter, 60% of the available cash generated by mining operation on Finisterre's mining claims until the lender had received aggregate interest payments in the total cumulative amount of US$800,000;

          (C) thereafter, 50% of the available cash generated by mining operations on Finisterres mining claims until the lender had received aggregate interest payments in the total cumulative amount of US$1,050,000;

          (d) thereafter, 24.9% of the available cash generated by mining operations.

           In addition, commencing February 16, 1996, if interest payments during each twelve month period preceding each anniversary date were to amount to less than 6% per annum on all unpaid principal during that period, a minimum interest charge of 6% became due and payable.

           The principal was due and payable on the earlier of July 24, 2010 or 30 days after the lenders receipt of aggregate interest payments of US$1,050,000, and the loan was secured by a fixed charge over certain mining equipment.

           Among the effects of the August 1998 agreement was the cancellation of the interest obligations in items (a) to (c) above and in respect of the 6% per annum accruals, and the conversion of the principal amount of the loan into a 24,9% net profits interest.



GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
-----------------------------------------------------------------------------------------------------------------
            6.     Share Capital

                   Authorized:   100,000,000 common shares without par value.

                   Issued:
                                                                   1999                           1998
                                                        ----------------------------     ------------------------
                                                         Number of                       Number of   State
                                                         Shares         Stated Value     Shares      Stated Value
-----------------------------------------------------------------------------------------------------------------
                                                                                                            <

                   Balance, beginning of year           19,426,656      $10,623,717      8,343,490   $4,426,028

                   Common shares:
                    Issued for cash                        500,000          105,000      3,533,500    2,344,800
                    Issued in settlement of debt         2,739,300          575,260           -            -
                    Issued pursuant to conversion
                     of loans payable                         -                -         1,200,000      660,000
                    Issued pursuant to conversion
                     of special warrants                      -                -         5,695,428    3,072,058
-----------------------------------------------------------------------------------------------------------------
                                                        22,666,956       11,303,977     18,772,418   10,502,886
                   Shares reserved to exercise
                    special warrants                          -                -            21,738       11,725
                   Subscribed for but unissued                -                -           632,500      109,106
-----------------------------------------------------------------------------------------------------------------
                                                        22,665,956       11,303,977     19,426,656   10,623,717
                   Share issuance costs                       -             (59,737)          -         (59,737)
-----------------------------------------------------------------------------------------------------------------
                  Balance, end of year                  22,665,956      $11,244,240     19,426,656  $10,563,980
=================================================================================================================


          (a)  During the year the Company issued the following common shares:

               (i) 632,500 common shares for cash pursuant to private placement agreements at the price of $0.1725 per share for total proceeds of $109,106. These common shares were subscribed for, and the related proceeds received, during the preceding fiscal year, and the related addition to share capital accounted for in that year.

               (ii) 500,000  common  shares for cash pursuant to the exercise of employees' and directors' stock options at the price of $0.21 per share for total proceeds of $105,000.

              (iii) 2,739,300  common  shares  at a deemed  price  of $0.21  per share for a total amount of $575,260 on the settlement of certain debt of the subsidary.

          (b) As at February 28, 1999, the Company had outstanding share purchase warrants enabling the holders to purchase 632,500 additional common shares at the price of $0.20 per share expiring December 31. 1999.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------
       6.  Share Capital (continued)

          (c) As of February 28, 1999, the Company had granted directors' and employees' incentive stock options enabling the holders to purchase 540,000 additional common shares at the price of $0.21 per share expiring May 16 and 22, 1999. These options expired unexercised.

          (d)  At  the  1998  annual   meeting  the   shareholders   approved  a
               consolidation of the Company's authorized and issued share capital on a one new share for five old share basis, such that the 22,665,956 shares issued are to be consolidated to 4,533,191 issued shares and such that the authorized capital of 100,000,000 shares is to be consolidated to 20,000,000 authorized shares; and also to an increase, subsequent to the consolidation, of the authorized capital back to 100,000,000 shares. This transaction is subject to regulatory approval.

       7.  Related Party Transactions

               Included in accounts payable and accrued liabilities is $169,807 (1998 - $8,372) due to officers and directors of the Company.

               Loans payable consist of $280,000, being the unpaid balance of unsecured cash advances made by two persons who were directors of the Company at the time the advances were made (note 4).

               The amounts classified as "Due to related parties" consists of unsecured cash advances to the Company's subsidiary made directly or indirectly by a person who became a director subsequent to the making of the advances.

               During  the  year  the  Company   entered   into  the   following
               transactions with related parties:

               (a) paid management fees of $60,000 (1998 - $60,000) to a director;

               (b)  paid  salaries,  benefits and  severance of $60,807  (1998 -
                    $88,800) to a director in his capacity as a senior officer of the subsidiary;

               (c)  paid for contract  exploration services totalling $Nil (1998
                    - $1,102,813) to a company of which a director was a significant shareholder;

               (d) settled debt to the company referred to in (c) above of $575,260 by the issue of 2,739,300 shares;

               (e) agreed to a waiver of US$295,800 (Cdn$431,227) of the amount classified as "Due to related parties" and recorded a gain on settlement of the debt of the same amount.

    GOLDEN HEMLOCK EXPLORATIONS LTD.

    Notes to Consolidated Financial Statements
    February 28, 1999 and 1998
--------------------------------------------------------------------------------
    6.     Subsequent Events

          (a) In April 1999 the Company entered into a further agreement in principle with DynaResource, Inc. This proposed agreement, which is subject a) to the completion of a formal binding agreement, b) to the approval of the respective boards of directors of the Company and of DynaResource. Inc., and C) to regulatory approval which has not yet been filed for nor obtained, contains the following essential terms which would apply to the Company's assets and liabilities should this agreement be completed as proposed:

               (i) The Company will acquire from DynaResource, Inc. the 25% of Finisterre shares previously transferred to DynaResource, Inc. pursuant to the August 1998 agreement described in Note 2.

               (ii) in  consideration  of the  acquisition  of these  shares  of
                    Finisterre from DynaResource. Inc. the Company will cause to be issued to DynaResource. Inc. from its treasury that number of shares such that following their issuance DynaResource. Inc. shall own 25% of the issued share capital of the Company.

               iii) The  number of shares  to be  issued to  DynaResource,  Inc.
                    described in the preceding paragraph is to be calculated after giving effect to the proposed consolidation of share capital described in Note 8(c) and after giving effect to a number of other proposed share issuances including the following: a) the settlement of shares for debt described to in Note 8(b); b) the issue by private placement described in
                    Note 8(c); C) the issue of shares in respect of mineral resources established on the San Jose properties described in Note 2.

               (iv) The  commitment by  DynaResource  to contribute  $350,000 to exploration of the San Jose properties is replaced by a commitment by DynaResource to make a private placement in equity of the Company in the amount of $290,000, after giving effect to the proposed consolidation of share capital described in Note 6(d). During the period January to June 1999, DynaResource expended approximately $60,000 for engineering studies related to the San Jose properties.

               (v) DynaResource is to be granted the right to participate in future equity or debt financings by the Company to the extent of not less than 37.5% of funds to be raised.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------

    8.     Subsequent Events (continued)

          (b) Subsequent to February 28, 1999 the Company agreed with creditors of the Company, including its subsidiary, to settle an aggregate $857,491 in indebtedness by the issue of 3.429,964 shares at the issue price of $0.25 per share, such shares to be issued after giving effect to the share consolidation described in note 6(d). This amount includes the loan and interest balances referred to in Note 4. These transactions are subject to regulatory approval.

          (c) Subsequent to February 28, 1999 the Board of Directors agreed to seek shareholder and regulatory approval for an additional consolidation of the Company's authorized and issued share capital on a one new share for five old share basis, after giving effect to the proposed consolidation described in note 6(d), and to offer a private placement of up to $500,000 by way of debentures convertible into units of the Company's common equity at a price to be determined in accordance with regulatory policy.

    9.     Income Taxes

               The parent company has non-capital losses available to offset against future income taxes purposes of $2,375,245 which expires follows:

                                2000                     $   512,871
                                2001                         119,845
                                2002                         152,530
                                2003                         259,332
                                2004                         547,566
                                2005                         458,856
                                2006                         324,245
                                                      --------------
                                                        $  2,375,245
                                                      ==============

               The Company is not entitled to the tax benefit of $353,625 worth of expenditures incurred on its mineral interests as this amount was financed using flow-through shares.

    10.    Comparative Figures

               Certain 1998 comparative figures have been reclassified to conform with the financial statement presentation adopted for 1999.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Notes to Consolidated Financial Statements
February 28, 1999 and 1998
--------------------------------------------------------------------------------
    11.    Financial Instruments

               The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, loans payable, amounts due to related parties and long-term debt. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

    12.    Uncertainty due to the Year 2000 Issue

               The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the Year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

GOLDEN HEMLOCK EXPLORATIONS LTD.

Consolidated Schedule of Deferred Exploration and
Development Expenditures
Years Ended February 28, 1999 and 1998
--------------------------------------------------------------------------------

                                                             1999           1998
                                                            --------------------

         Amortization                                  $   60,213    $    69,908
         Assays                                                -          74,360
         Drilling                                              -       1,398,978
         Equipment rental                                      -           8,431
         Freight                                               -           7,505
         Fuel costs                                          2179         48,480
         Geological fees                                    50000             -
         Maintenance and repairs                             5653         92,392
         Project costs                                         -         304,075
         Rights and permits                                33,056             -
         Salaries                                          41,206         62,589
         Sundry                                             6,357          6,304
         Supervision                                        6,387         75,923
         Supplies                                              -         105,906
         Travel                                             3,545         33,473
--------------------------------------------------------------------------------

         Increase in deferred exploration and
         development expenditures                         208,596      2,288,324

         Deferred exploration and development
         expenditures, beginning of year                2,684,545        396,221
--------------------------------------------------------------------------------

         Deferred exploration and development
         expenditures, end of year                     $2,893,141    $ 2,684,545
================================================================================